Exhibit 99.1

Ikena Oncology Announces Strategic Update

Ikena to discontinue development of IK-930

IK-595 dose escalation continues in RAS and RAF mutant cancers; Encouraging PK and PD profile shown to date

Ended first quarter with $157.3 million; Exploring strategic options to maximize shareholder value

BOSTON, May 28, 2024, – Ikena Oncology, Inc. (Nasdaq: IKNA, “Ikena,” “Company”) today announced discontinuation of the clinical IK-930 program, the Company’s TEAD1- selective Hippo pathway inhibitor and continued clinical development of IK-595, a novel MEK-RAF molecular glue. Concurrently, Ikena is evaluating strategic options for both the Company and its development pipeline.

“Ikena is dedicated to thoughtfully putting our capital to work towards impactful treatments for patients, and in doing so building value for our shareholders. Together with our board of directors, we made the difficult decision to wind down the IK-930 program. Going forward, we believe that IK-930’s profile may enable combination opportunities with other targeted agents through partnerships,” commented Mark Manfredi, Ph.D., Chief Executive Officer of Ikena. “Our MEK-RAF molecular glue, IK-595, continues to progress rapidly in the clinic with encouraging early PK and PD data which supports a potentially differentiated therapeutic index. This is key to treating the broad population of patients suffering from RAS and RAF mutant cancers where other MEK inhibitors have failed.”

Pipeline & Corporate Updates

IK-930: TEAD1-Selective Hippo Pathway Inhibitor

•	Based on a review of clinical data to date, available resources, and the Company’s strategic priorities, the Company decided to discontinue development of IK-930

•	The IK-930 Phase 1 program will begin winddown activities; treatment will continue for patients enrolled to date who have derived benefit

•	The Company will seek strategic options for the program, including potential partners for development of IK-930 in combination with other targeted agents

IK-595: MEK-RAF Molecular Glue

•	The first two cohorts in the Phase 1 study of IK-595 in patients with RAS and RAF mutant cancers have cleared; backfilling in select cohorts is planned for the second half of 2024

•	Promising early pharmacokinetics (PK) and pharmacodynamics (PD) activity has been observed, with dose dependent exposure and target modulation measured in the blood

•	Reached above 80% pERK inhibition at 4 hours post dosing to date, with above 60% inhibition sustained through 24 hours; dose escalation continues

Corporate Updates

•	In connection with the discontinuation of IK-930 development, the Company is executing a workforce reduction of approximately 53%

•	$157 million in cash, cash equivalents and marketable securities as of March 31, 2024

•	Concurrently with the continuation of IK-595 development activities, Ikena has begun to explore a range of available strategic alternatives

“Ikena is in a strong position to create value through multiple avenues. We have been diligent with our capital expenditure, fortifying a cash position that may unlock new strategic opportunities for the company, in addition to the parallel partnership potential of our pipeline,” said Jotin Marango, M.D., Ph.D., Ikena’s Chief Financial Officer.

About Ikena Oncology

Ikena Oncology® develops differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance. Ikena aims to utilize their depth of institutional knowledge and breadth of tools to efficiently develop the right drug using the right modality for the right patient. To learn more, visit www.ikenaoncology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding: the timing and advancement of our targeted oncology programs, including the timing of updates; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; our ability to obtain and maintain regulatory approval of our product candidates; expectations with respect to projected cash runway; the anticipated results of our organizational changes; the implementation of our business model; and strategic plans for our business and product candidates. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of our targeted oncology programs; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; the implementation of our business model, and strategic plans for our business and product candidates, the sufficiency of the Company’s capital resources to fund operating expenses and capital expenditure requirements and the period in which such resources are expected to be available, and other factors discussed in the “Risk Factors” section of Ikena’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is on file with the Securities and Exchange Commission (SEC), as updated by any subsequent SEC filings. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Ikena Contact:

Rebecca Cohen

rcohen@ikenaoncology.com